EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS FOURTH QUARTER 2014 FINANCIAL RESULTS

PITTSBURGH, Jan. 28, 2015 - TriState Capital Holdings, Inc. (NASDAQ: TSC) today reported very strong growth in net income and earnings per share for the fourth quarter and 12 months of 2014, driven by investment management fees increasing non-interest income to represent a third of the company’s revenue and 29% annual loan portfolio expansion, supported by 19% deposit growth over 2013.

Net income was $15.9 million, or $0.55 per share, in 2014 and $5.1 million, or $0.18 per diluted share, in the fourth quarter. Full year and fourth quarter earnings included an incremental contingent earnout accrual related to the acquisition of Chartwell Investment Partners, Inc., due to Chartwell’s 49% growth in profitability exceeding our original estimates.

Excluding the fourth quarter earnout accrual, full year net income grew 32.5% to $17.0 million in 2014 from $12.9 million in 2013. Even with more than 2 million additional average shares outstanding, earnings per share grew 22.9% to $0.59 in 2014, excluding the one-time accrual, from $0.48 in 2013.

Fourth quarter 2014 net income grew to $6.2 million, or $0.22 per share, excluding the earnout accrual. Net income was $5.7 million, or $0.20 per share, in the third quarter of 2014 and $4.8 million, or $0.17, in the fourth quarter of 2013.

“We’re very pleased to deliver a 23% increase in EPS in 2014 driven by 29% organic loan growth, 19% expansion in deposits and the addition of investment management fees provided by our high-performing Chartwell business,” Chief Executive Officer James F. Getz said. “In 2015, we intend to continue executing our growth strategy, with an emphasis on further leveraging our financial services distribution expertise for Chartwell’s benefit, expanding the lower-risk-profile portions of our loan portfolio, and maintaining our scalable business model and a balance sheet that is ready to take full advantage of a rising interest rate environment.”

FOURTH QUARTER AND FULL YEAR 2014 HIGHLIGHTS

•	EPS grew 10.0% from the previous quarter to $0.22 and 22.9% for the year to $0.59, excluding the earnout accrual

•	Total loans increased 17.9%, annualized, during the quarter and 29.0% for the year

•	Total deposits increased 16.4%, annualized, during the quarter and 19.1% for the year

•	Net interest income grew 7.8% during the quarter and 6.3% for the year

•	Non-interest income represented 33.5% of total revenue for the quarter and 31.6% for the year

TriState Capital’s net interest income (NII) grew to $17.5 million in the fourth quarter of 2014, from $16.2 million in the linked third quarter and $16.4 million in the fourth quarter of 2013. Growing interest income from the organic expansion of the bank’s loan portfolio was the primary driver of $429,000 of the fourth quarter 2014 NII increase, with the balance resulting from $762,000 in deferred-interest income earned from the full payoff of a previously non-performing loan during the quarter. Net interest margin was 2.61% in the fourth quarter of 2014, compared to 2.50% in the linked quarter and 2.97% in the fourth quarter of 2013. Approximately 12 basis points of fourth quarter 2014 NIM was attributed to the full payoff of the previously mentioned non-performing loan. For the full year our NIM was 2.62% versus 2.92% for 2013.

TriState Capital recorded negative provision expense of $209,000 in the fourth quarter of 2014, primarily driven by an $800,000 specific reserve reversal resulting from the full payoff of the previously mentioned non-performing loan, as well as the bank’s overall asset quality. TriState Capital recorded provision expense in the linked and year-ago quarters of $651,000 and $473,000, respectively. Full year provision expense was $10.2 million, or 0.47% of average loans, in 2014, compared to $8.2 million, or 0.47%, in 2013. Provision expense as a percentage of loans in 2014 remained in line with TriState Capital’s historical averages, which ranged from 0.40% to 0.53% and averaged 0.46% from 2010 through 2013.

EXHIBIT 99

Fourth quarter 2014 non-interest income was $8.8 million, compared to $9.3 million in the linked quarter and $1.6 million in the year-ago quarter, as 3.5% growth in investment management revenue in the last three months of the year was offset by lower service, swap and other fees. Non-interest income, excluding net gains on sales of investment securities, represented 33.5% of total revenue in the fourth quarter of 2014, compared to 36.4% in the linked quarter and 8.8% in the year-ago quarter.

In the fourth quarter of 2014, TriState Capital grew total revenue to $26.3 million, up 3.2% from $25.5 million in the linked quarter and up 46.7% from $18.0 million in the year-ago quarter.

Fourth quarter 2014 non-interest expenses were $19.4 million. Excluding the $1.6 million increase in the Chartwell earnout accrual, fourth quarter 2014 non-interest expenses were $17.8 million, or 2.51% of average assets on an annualized basis. This compares to $16.7 million, or 2.43%, in the linked quarter and $11.2 million, or 1.98%, in the year-ago period. Higher fourth quarter 2014 compensation and benefits expenses reflected improved financial performance compared to the third quarter. Non-interest expenses were higher than in the year-ago quarter, largely as a result of the March 2014 acquisition of Chartwell. The fourth quarter 2014 efficiency ratio, as adjusted, for the bank was 61.84%, compared to 59.68% in the linked quarter and 58.21% in the year-ago quarter.

Fourth quarter 2014 pre-tax, pre-provision net revenue was $7.0 million versus $8.9 million in the linked quarter and $6.7 million in the year-ago quarter. The decline from the linked quarter was primarily due to the increased Chartwell earnout accrual.

The company’s fourth quarter and full year 2014 effective tax rates of 29.1% and 30.4%, respectively, reflect the benefit of energy tax credits, bank-owned life insurance (BOLI) and tax-exempt income. The company anticipates a higher rate in 2015 as Chartwell provides a larger percentage of TriState Capital’s consolidated taxable income.

BALANCE SHEET GROWTH
Continued strong loan growth reflects the bank’s current focus on expanding private banking channel and commercial real estate (CRE) loans at a faster rate than its commercial and industrial (C&I) portfolio.

Loans totaled $2.40 billion at Dec. 31, 2014, increasing 4.5%, or 17.9% annualized, during the fourth quarter of 2014. Total loans grew 29.0% over the 12 months ended Dec. 31, 2014. Private banking channel loans totaled $989.3 million, growing 32.6%, annualized, from the end of the linked quarter and 73.8% from the end of the year-ago quarter. CRE loans totaled $733.3 million, growing 27.2%, annualized, from the end of the linked quarter and 32.7% from the end of the year-ago quarter. C&I loan balances were $677.5 million at Dec. 31, 2014, decreasing 10.7%, annualized, from the end of the linked quarter and decreasing 8.3% from one year prior.

Deposits grew by 16.4%, annualized, during the fourth quarter to $2.34 billion at Dec. 31, 2014, while deposit funding costs declined 2 basis points from the linked quarter. Compared to the year-ago quarter, deposits grew 19.1% at period end, while deposit funding costs declined 10 basis points.

TriState Capital remains very well positioned to profit from a rising interest-rate environment, and the bank continues to manage a highly asset-sensitive balance sheet. At Dec. 31, 2014, 83% of TriState Capital’s loans and 60% of its securities portfolio were floating rate. In addition, 36% of deposits were fixed-rate time deposits. The duration of the investment portfolio was 1.8 as of Dec. 31, 2014, which is meaningfully lower than peers.

ASSET QUALITY
Net charge offs to average loans, annualized, were 0.32% in the fourth quarter of 2014, compared to 0.19% in the linked quarter and net recoveries of 0.05% in the year-ago quarter. Non-performing assets represented 1.11% of total assets at Dec. 31, 2014, compared to 1.03% at Sept. 30, 2014 and 0.95% at Dec. 31, 2013.

The company’s allowance for loan losses is a function of its growing portfolio of loans secured by marketable securities, which have lower provision based on their lower risk profile. The allowance for loan losses represented 0.84% of total loans at Dec. 31, 2014, compared to 0.97% at Sept. 30, 2014 and 1.02% at Dec. 31, 2013.

EXHIBIT 99

INVESTMENT MANAGEMENT
Chartwell’s assets under management (AUM) were $7.7 billion at Dec. 31, 2014, compared to $7.6 billion at Sept. 30, 2014 and $7.5 billion at Dec. 31, 2013. Fourth quarter AUM growth reflects $155 million in new business and new flows from existing accounts, as well as market appreciation of $378 million, partially offset by outflows of $397 million. The weighted average fee rate for the fourth quarter was 0.37%, declining 1 basis point from the linked quarter.

Growth in Chartwell investment management fees, to $7.7 million in the fourth quarter of 2014 from $7.4 million in the third quarter of this year, reflect net inflows, including those into new funds launched in 2014 and strong product performance relative to benchmarks across disciplines. From the Chartwell acquisition closing on March 5 through Dec. 31, TriState Capital’s investment management fees totaled $25.1 million.

Under the terms of the Chartwell acquisition agreement, the former owners of Chartwell were eligible to earn additional consideration based upon the incremental EBITDA in 2014 versus 2013. In determining the estimated purchase price at closing in March, it was estimated that Chartwell would have a 44% increase in its EBITDA for 2014. Chartwell’s actual 2014 performance exceeded this estimate as the business delivered a 49% increase in EBITDA to more than $8.7 million, on an adjusted basis. This increase in EBITDA resulted in a one-time charge to fourth quarter pre-tax earnings of $1.6 million. The total earnout payment is expected to be $17.2 million. At the company’s option, up to 60% of this amount may be paid in TriState Capital common stock.

Including the contingent earnout, the Chartwell acquisition is valued at $61.5 million, or just 7.0 times the investment management subsidiary’s 2014 adjusted EBITDA.

CAPITAL STRENGTH
TriState Capital’s capital ratios continue to exceed the highest required regulatory benchmark levels. As of Dec. 31, 2014, TriState Capital Holding’s tier 1 leverage, tier 1 risk-based capital and total risk-based capital ratios were 9.21%, 9.24% and 11.02%, respectively. The company's ratio of tangible equity to tangible assets was 9.05% at Dec. 31, 2014.

SHARE REPURCHASE PROGRAM
In October 2014, the Board of Directors authorized the repurchase of up to $10 million, or up to 1,000,000 shares, of the company’s common stock through Dec. 31, 2015. TriState Capital Holdings repurchased a total of 678,891 shares for approximately $6.7 million during the fourth quarter at an average cost of $9.94 per share.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

The live conference call on Jan. 29 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link http://dpregister.com/10058174 to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “Tristate Capital Holdings, Inc. Call.” The call may be accessed by dialing 888-339-0757 from the United States, 855-669-9657 from Canada or 412-902-4194 from other international locations.

A replay of the call will be available approximately one hour after the end of the conference through 9 a.m. ET on Feb. 6. The replay may be accessed by dialing 877-344-7529 from the United States or 412-317-0088 from other locations and entering the conference number 10058174.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (NASDAQ: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary has $2.8 billion in assets, as of Dec. 31, 2014, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Princeton, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary has $7.7 billion in assets under management, as of Dec. 31, 2014, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

EXHIBIT 99

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s most-recent annual and quarterly reports filed on Form 10-K and Form 10-Q.

NON-GAAP FINANCIAL DISCLOSURES
This news release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Although TriState Capital believes non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and accompanying tables.

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MEDIA CONTACTS
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Years Ended
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
Period-end balance sheet data:
Cash and cash equivalents	$105,710	$99,133	$146,558	$105,710	$146,558
Total investment securities	206,163	225,509	227,844	206,163	227,844
Total loans	2,400,052	2,296,507	1,860,775	2,400,052	1,860,775
Allowance for loan losses	(20,273)	(22,376)	(18,996)	(20,273)	(18,996)
Total loans, net of allowance for loan losses	2,379,779	2,274,131	1,841,779	2,379,779	1,841,779
Goodwill and other intangibles, net	52,374	52,719	—	52,374	—
Other assets	102,831	102,801	74,328	102,831	74,328
Total assets	$2,846,857	$2,754,293	$2,290,509	$2,846,857	$2,290,509

Total deposits	$2,336,953	$2,244,324	$1,961,705	$2,336,953	$1,961,705
Borrowings	165,000	165,000	20,000	165,000	20,000
Other liabilities	39,514	37,610	14,859	39,514	14,859
Total liabilities	2,541,467	2,446,934	1,996,564	2,541,467	1,996,564

Total shareholders' equity	305,390	307,359	293,945	305,390	293,945

Total liabilities and shareholders' equity	$2,846,857	$2,754,293	$2,290,509	$2,846,857	$2,290,509

Income statement data:
Interest income	$20,933	$19,681	$18,885	$77,913	$72,851
Interest expense	3,417	3,435	2,501	12,251	11,067
Net interest income	17,516	16,246	16,384	65,662	61,784
Provision (credit) for loan losses	(209)	651	473	10,159	8,187
Net interest income after provision for loan losses	17,725	15,595	15,911	55,503	53,597
Non-interest income:
Investment management fees	7,681	7,418	—	25,062	—
Net gain on sale of investment securities available-for-sale	—	—	13	1,428	797
Other non-interest income	1,149	1,872	1,575	5,231	5,001
Total non-interest income	8,830	9,290	1,588	31,721	5,798
Non-interest expense:
Intangible amortization expense	390	389	—	1,299	—
Earnout expense related to Chartwell acquisition	1,614	—	—	1,614	—
Other non-interest expense	17,374	16,284	11,211	61,414	40,815
Total non-interest expense	19,378	16,673	11,211	64,327	40,815
Income before tax	7,177	8,212	6,288	22,897	18,580
Income tax expense	2,085	2,506	1,478	6,969	5,713
Net income	$5,092	$5,706	$4,810	$15,928	$12,867

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Years Ended
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
Per share and share data:
Earnings per share:
Basic	$0.18	$0.20	$0.17	$0.56	$0.49
Diluted	$0.18	$0.20	$0.17	$0.55	$0.48
Book value per common share	$10.88	$10.70	$10.25	$10.88	$10.25
Tangible book value per common share	$9.02	$8.87	$10.25	$9.02	$10.25
Common shares outstanding, at end of period	28,060,888	28,712,779	28,690,279	28,060,888	28,690,279
Average common shares outstanding
Basic	28,419,773	28,712,779	28,690,279	28,628,631	24,589,811
Diluted	28,470,798	29,005,151	29,108,015	29,017,906	26,743,023

Performance ratios:
Return on average assets (2)	0.72%	0.83%	0.85%	0.61%	0.59%
Return on average equity (2)	6.56%	7.42%	6.51%	5.25%	4.84%
Net interest margin (2) (3)	2.61%	2.50%	2.97%	2.62%	2.92%
Bank efficiency ratio (1)	61.84%	59.68%	62.43%	60.79%	61.11%
Bank efficiency ratio, as adjusted (1)	61.84%	59.68%	58.21%	60.73%	59.84%
Efficiency ratio (1)	73.55%	65.29%	62.43%	67.04%	61.11%
Efficiency ratio, as adjusted (1)	65.95%	63.77%	58.21%	63.96%	59.84%
Non-interest expense to average assets (2)	2.74%	2.43%	1.98%	2.44%	1.88%
Pre-tax, pre-provision net revenue per average employee (2)	$152	$192	$206	$188	$209

Asset quality:
Non-performing loans	$30,232	$26,898	$20,293	$30,232	$20,293
Non-performing assets	$31,602	$28,311	$21,706	$31,602	$21,706
Other real estate owned	$1,370	$1,413	$1,413	$1,370	$1,413
Non-performing assets to total assets	1.11%	1.03%	0.95%	1.11%	0.95%
Allowance for loan losses to total loans	0.84%	0.97%	1.02%	0.84%	1.02%
Allowance for loan losses to non-performing loans	67.06%	83.19%	93.61%	67.06%	93.61%
Net charge-offs (recoveries)	$1,894	$1,097	$(242)	$8,882	$7,065
Net charge-offs (recoveries) to average total loans (2)	0.32%	0.19%	(0.05)%	0.41%	0.41%

Revenue:
Total revenue (1)	$26,346	$25,536	$17,959	$95,955	$66,785
Pre-tax, pre-provision net revenue (1)	$6,968	$8,863	$6,748	$31,628	$25,970

Capital ratios:
Tangible equity to tangible assets (1)	9.05%	9.43%	12.83%	9.05%	12.83%
Tier 1 leverage ratio	9.21%	9.53%	13.12%	9.21%	13.12%
Tier 1 risk-based capital ratio	9.24%	9.60%	13.45%	9.24%	13.45%
Total risk-based capital ratio	11.02%	11.52%	14.34%	11.02%	14.34%

Assets under management	$7,714,000	$7,578,000	$—	$7,714,000	$—

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

(2)	Ratios are annualized.

(3)	Net interest margin is calculated on a fully taxable equivalent basis.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	December 31, 2014			September 30, 2014			December 31, 2013
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$100,475	$88	0.35%	$125,655	$114	0.36%	$137,824	$115	0.33%
Federal funds sold	6,843	1	0.06%	7,665	1	0.05%	8,392	1	0.05%
Investment securities available-for-sale	171,235	519	1.20%	179,163	522	1.16%	206,548	804	1.54%
Investment securities held-to-maturity	45,020	413	3.64%	39,903	323	3.21%	25,283	218	3.42%
Investment securities trading	—	—	—%	—	—	—%	—	—	—%
Total loans	2,349,968	19,970	3.37%	2,240,116	18,779	3.33%	1,816,860	17,806	3.89%
Total interest-earning assets	2,673,541	20,991	3.11%	2,592,502	19,739	3.02%	2,194,907	18,944	3.42%
Other assets	131,343			131,451			55,222
Total assets	$2,804,884			$2,723,953			$2,250,129

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$103,454	$110	0.42%	$84,045	$86	0.41%	$6,010	$1	0.07%
Money market deposit accounts	1,180,448	1,147	0.39%	1,136,000	1,125	0.39%	947,059	922	0.39%
Time deposits (excluding CDARS®)	439,620	948	0.86%	472,965	1,014	0.85%	448,872	989	0.87%
CDARS® time deposits	408,893	535	0.52%	395,254	529	0.53%	403,728	567	0.56%
Borrowings:
FHLB borrowings	133,315	123	0.37%	132,609	127	0.38%	20,000	22	0.44%
Subordinated notes payable	35,000	554	6.28%	35,000	554	6.28%	—	—	—%
Total interest-bearing liabilities	2,300,730	3,417	0.59%	2,255,873	3,435	0.60%	1,825,669	2,501	0.54%
Noninterest-bearing deposits	157,597			125,668			117,552
Other liabilities	38,454			37,508			13,681
Shareholders' equity	308,103			304,904			293,227
Total liabilities and shareholders' equity	$2,804,884			$2,723,953			$2,250,129

Net interest income		$17,574			$16,304			$16,443
Net interest spread			2.52%			2.42%			2.88%
Net interest margin (1)			2.61%			2.50%			2.97%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Years Ended
	December 31, 2014			December 31, 2013
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$155,241	$525	0.34%	$154,163	$558	0.36%
Federal funds sold	7,495	4	0.05%	8,896	8	0.09%
Investment securities available-for-sale	174,285	2,167	1.24%	208,773	3,269	1.57%
Investment securities held-to-maturity	33,989	1,173	3.45%	14,026	527	3.76%
Investment securities trading	—	—	—%	3,060	71	2.32%
Total loans	2,145,870	74,279	3.46%	1,734,701	68,646	3.96%
Total interest-earning assets	2,516,880	78,148	3.10%	2,123,619	73,079	3.44%
Other assets	114,936			50,230
Total assets	$2,631,816			$2,173,849

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$68,114	$229	0.34%	$5,617	$4	0.07%
Money market deposit accounts	1,096,347	4,228	0.39%	931,720	3,756	0.40%
Time deposits (excluding CDARS®)	469,120	3,984	0.85%	469,925	4,602	0.98%
CDARS® time deposits	411,393	2,170	0.53%	366,663	2,619	0.71%
Borrowings:
FHLB borrowings	98,370	373	0.38%	20,000	86	0.43%
Subordinated notes payable	20,041	1,267	6.32%	—	—	—%
Total interest-bearing liabilities	2,163,385	12,251	0.57%	1,793,925	11,067	0.62%
Noninterest-bearing deposits	133,733			95,462
Other liabilities	31,288			18,501
Shareholders' equity	303,410			265,961
Total liabilities and shareholders' equity	$2,631,816			$2,173,849

Net interest income		$65,897			$62,012
Net interest spread			2.53%			2.82%
Net interest margin (1)			2.62%			2.92%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
LOAN COMPOSITION (UNAUDITED)

	December 31, 2014		September 30, 2014		December 31, 2013
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Middle-market banking channel loans:
Commercial and industrial	$677,493	28.2%	$696,185	30.3%	$739,041	39.7%
Commercial real estate	733,257	30.6%	686,192	29.9%	552,388	29.7%
Total middle-market banking channel loans	1,410,750	58.8%	1,382,377	60.2%	1,291,429	69.4%
Total private banking channel loans	989,302	41.2%	914,130	39.8%	569,346	30.6%
Total loans	$2,400,052	100.0%	$2,296,507	100.0%	$1,860,775	100.0%

TRISTATE CAPITAL HOLDINGS, INC.
STATEMENTS OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended December 31, 2014
(Dollars in thousands)	Bank	Investment Management	Consolidated
Income statement data:
Interest income	$20,933	$—	$20,933
Interest expense	3,417	—	3,417
Net interest income	17,516	—	17,516
Provision (credit) for loan losses	(209)	—	(209)
Net interest income after provision for loan losses	17,725	—	17,725
Non-interest income:
Investment management fees	—	7,681	7,681
Net gain on the sale of investment securities available-for-sale	—	—	—
Other non-interest income	1,148	1	1,149
Total non-interest income	1,148	7,682	8,830
Non-interest expense:
Intangible amortization expense	—	390	390
Earnout expense related to Chartwell acquisition	—	1,614	1,614
Other non-interest expense	11,541	5,833	17,374
Total non-interest expense	11,541	7,837	19,378
Income before tax	7,332	(155)	7,177
Income tax expense	2,284	(199)	2,085
Net income	$5,048	$44	$5,092

EXHIBIT 99

	Year Ended December 31, 2014
(Dollars in thousands)	Bank	Investment Management	Consolidated
Income statement data:
Interest income	$77,913	$—	$77,913
Interest expense	12,251	—	12,251
Net interest income	65,662	—	65,662
Provision for loan losses	10,159	—	10,159
Net interest income after provision for loan losses	55,503	—	55,503
Non-interest income:
Investment management fees	—	25,062	25,062
Net gain on the sale of investment securities available-for-sale	1,428	—	1,428
Other non-interest income	5,193	38	5,231
Total non-interest income	6,621	25,100	31,721
Non-interest expense:
Intangible amortization expense	—	1,299	1,299
Earnout expense related to Chartwell acquisition	—	1,614	1,614
Other non-interest expense	43,076	18,338	61,414
Total non-interest expense	43,076	21,251	64,327
Income before tax	19,048	3,849	22,897
Income tax expense	5,442	1,527	6,969
Net income	$13,606	$2,322	$15,928

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible equity,” “tangible equity to tangible assets,” “tangible book value per common share ,” “total revenue,” “pre-tax, pre-provision net revenue,” and “efficiency ratio.” Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

“Tangible equity” is defined as shareholders' equity reduced by intangible assets, including goodwill, if any. We believe this measure is important to management and investors to better understand and assess changes from period to period in shareholders' equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible equity to tangible assets” is defined as the ratio of shareholders' equity reduced by intangible assets, divided by total assets reduced by intangible assets. We believe this measure is important to many investors who are interested in relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets.

“Tangible book value per common share” is defined as book value, excluding the impact of goodwill, if any, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill is an intangible asset that is recorded in a purchase business combination.

“Total revenue” is defined as net interest income and non-interest income, excluding gains and losses on sales of investment securities available-for-sale. We believe adjustments made to our operating revenue allow management and investors to better assess our operating revenue by removing the volatility that is associated with certain other items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net income, without giving effect to loan loss provision and income taxes, and excluding net gain (loss) on sale of investment securities available-for-sale. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan losses or other items that are unrelated to our core business.

“Efficiency ratio” is defined as non-interest expense divided by our total revenue. "Efficiency ratio, as adjusted" is defined as non-interest expense excluding non-recurring expenses associated with the Chartwell acquisition and intangible amortization expense, where applicable, divided by our total revenue. We believe this measure, particularly at the Bank, allows management and investors to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2014	2014	2013
Tangible equity to tangible assets:
Total shareholders' equity	$305,390	$307,359	$293,945
Less: intangible assets	52,374	52,719	—
Tangible equity	$253,016	$254,640	$293,945
Total assets	$2,846,857	$2,754,293	$2,290,509
Less: intangible assets	52,374	52,719	—
Tangible assets	$2,794,483	$2,701,574	$2,290,509
Tangible equity to tangible assets	9.05%	9.43%	12.83%

Tangible book value per common share:
Tangible equity	$253,016	$254,640	$293,945
Common shares outstanding	28,060,888	28,712,779	28,690,279
Tangible book value per common share	$9.02	$8.87	$10.25

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2014	2014	2013	2014	2013
Pre-tax, pre-provision net revenue:
Net interest income	$17,516	$16,246	$16,384	$65,662	$61,784
Total non-interest income	8,830	9,290	1,588	31,721	5,798
Less: net gain on the sale of investment securities, available-for-sale	—	—	13	1,428	797
Total revenue	26,346	25,536	17,959	95,955	66,785
Less: total non-interest expense	19,378	16,673	11,211	64,327	40,815
Pre-tax, pre-provision net revenue	$6,968	$8,863	$6,748	$31,628	$25,970

Efficiency ratio:
Total non-interest expense (numerator)	$19,378	$16,673	$11,211	$64,327	$40,815
Total revenue (denominator)	$26,346	$25,536	$17,959	$95,955	$66,785
Efficiency ratio	73.55%	65.29%	62.43%	67.04%	61.11%

Efficiency ratio, as adjusted:
Less: nonrecurring expenses (1)	$1,614	$—	$757	$1,659	$854
Less: intangible amortization expense	390	389	—	1,299	—
Total non-interest expense, as adjusted (numerator)	$17,374	$16,284	$10,454	$61,369	$39,961
Total revenue (denominator)	$26,346	$25,536	$17,959	$95,955	$66,785
Efficiency ratio, as adjusted	65.95%	63.77%	58.21%	63.96%	59.84%

(1)	Nonrecurring expenses include costs associated with the Chartwell transaction.

EXHIBIT 99

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2014	2014	2013	2014	2013
Bank pre-tax, pre-provision net revenue:
Net interest income	$17,516	$16,246	$16,384	$65,662	$61,784
Total non-interest income	1,148	1,875	1,588	6,621	5,798
Less: net gain on the sale of investment securities, available-for-sale	—	—	13	1,428	797
Total revenue	18,664	18,121	17,959	70,855	66,785
Less: total non-interest expense	11,541	10,815	11,211	43,076	40,815
Pre-tax, pre-provision net revenue	$7,123	$7,306	$6,748	$27,779	$25,970

Bank efficiency ratio:
Total non-interest expense (numerator)	$11,541	$10,815	$11,211	$43,076	$40,815
Total revenue (denominator)	$18,664	$18,121	$17,959	$70,855	$66,785
Efficiency ratio	61.84%	59.68%	62.43%	60.79%	61.11%

Bank efficiency ratio, as adjusted:
Less: nonrecurring expenses	$—	$—	$757	$45	$854
Total non-interest expense, as adjusted (numerator)	$11,541	$10,815	$10,454	$43,031	$39,961
Total revenue (denominator)	$18,664	$18,121	$17,959	$70,855	$66,785
Efficiency ratio, as adjusted	61.84%	59.68%	58.21%	60.73%	59.84%

(1)	Nonrecurring expenses include costs associated with the Chartwell transaction.